Exhibit 99.1

News Announcement

PENN NATIONAL GAMING SHAREHOLDERS APPROVE

PINNACLE ENTERTAINMENT ACQUISITION

Wyomissing, Penn., (March 29, 2018) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn” or the “Company”) today announced that its shareholders voted to approve Penn’s proposal to issue shares of Penn common stock to stockholders of Pinnacle Entertainment, Inc. (PNK: Nasdaq) (“Pinnacle”) in connection with Penn’s pending acquisition of Pinnacle.  In addition, Pinnacle today announced that its stockholders have voted to adopt the merger agreement for the transaction.

At the special meeting of Penn shareholders held today, approximately 86% of Penn’s outstanding common shares were voted, with approximately 99% of the votes cast in favor of the proposal to issue shares of Penn common stock to Pinnacle stockholders in connection with the transaction.

Timothy J. Wilmott, Chief Executive Officer of Penn National, commented, “Today’s shareholder vote was another important milestone toward completing the acquisition of Pinnacle later this year. We are pleased by the support of our shareholders, which we believe reflects their confidence in the significant near and long-term value this transaction will create for investors in both companies.

“The acquisition of Pinnacle’s operations will allow Penn National to further raise the bar on providing unparalleled entertainment and gaming experiences for our regional gaming customers while providing long-term growth opportunities and efficiencies related to our increased scale.  Following the transaction closing, Penn National will enjoy significantly greater geographic diversity from a combined 41 properties in 20 jurisdictions, including 15 of the country’s top 30 Metropolitan Statistical Areas. Financially, we expect the transaction to increase our annual revenue and be immediately accretive to free cash flow per share, following the planned divestitures of four casinos and the realization of approximately $100 million in synergies.

“Over the last several months we have made continued progress towards the completion of the transaction and we’re making meaningful progress with our post-acquisition integration and team planning. We are continuing to pursue the remaining regulatory approvals and the completion of the transaction over the coming months.”

The closing of the transaction is expected to occur following the receipt of all required regulatory approvals and the satisfaction or waiver of other customary closing conditions, which Penn and Pinnacle continue to expect will occur in the second half of 2018.

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment. At December 31, 2017, the Company operated twenty-nine facilities in seventeen jurisdictions, including

California, Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario, Canada. At December 31, 2017, in aggregate, Penn National Gaming operated approximately 36,200 gaming machines, 810 table games and 4,800 hotel rooms.  The Company also offers social online gaming through its Penn Interactive Ventures division.

Important Additional Information

In connection with the proposed transaction, on February 8, 2018, Penn filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that contains a joint proxy statement of Penn and Pinnacle and also constitutes a prospectus of Penn (the “joint proxy statement/prospectus”).  The registration statement was declared effective by the SEC on February 28, 2018 and Penn and Pinnacle commenced mailing the definitive joint proxy statement/prospectus to their respective shareholders and stockholders on February 28, 2018.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Shareholders of Penn and stockholders of Pinnacle are urged to read the definitive joint proxy statement/prospectus regarding the proposed transaction and any other relevant documents filed or that will be filed with the SEC, as well as any amendments or supplements to those documents, because they contain or will contain important information. Investors may obtain a free copy of the registration statement and the joint proxy statement/prospectus, as well as other filings containing information about Penn and Pinnacle, without charge, at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Penn can be obtained, without charge, by directing a request to Justin Sebastiano, Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Tel. No. (610) 401-2029. Copies of the documents filed with the SEC by Pinnacle can be obtained, without charge, by directing a request to Vincent Zahn, Pinnacle Entertainment, Inc., 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, Tel. No. (702) 541-7777.

Forward-Looking Statements

This communication may contain certain forward-looking statements, including certain plans, expectations, goals, projections, and statements about the benefits of the proposed transaction, Penn’s and Pinnacle’s plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan,” “target,” “goal,” or similar expressions, or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements including:  risks related to the acquisition of Pinnacle by Penn and the integration of the businesses and assets to be acquired; the possibility that the proposed transaction does not close when expected or at all because required regulatory approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; the risk that the financing required to fund the transaction is not obtained on the terms anticipated or at all; the possibility that the Boyd Gaming Corporation and/or Gaming and Leisure Properties, Inc. transactions do not close in a timely fashion or at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; potential litigation challenging the transaction; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the two companies; the possibility that the anticipated divestitures are not completed in the anticipated timeframe or at all; the possibility that additional divestitures may be required; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; litigation relating to the transaction; risks associated with increased leverage from the transaction; and other factors discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Penn’s and Pinnacle’s respective most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond the control of Penn and Pinnacle.  Neither Penn nor Pinnacle undertakes any obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

CONTACT:

William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

# # #